________________________________________ SERVICE AGREEMENT ________________________________________

TABLE OF CONTENTS
1	DEFINITIONS AND INTERPRETATION	1
2	PRODUCTS AND SERVICES TO BE PROVIDED	4
3	PAYMENT	5
4	DELIVERY AND INSTALLATION	5
5	TESTING AND ACCEPTANCE	6
6	STANDARD SERVER	7
7	THE EQUIPMENT	7
8	WARRANTY	8
9	SERVICES	9
10	SCOPE OF SERVICES	10
11	DURATION OF SERVICES, SUPPORT AND MAINTENANCE	11
12	MAINTENANCE SERVICES	11
13	CLIENT'S OBLIGATIONS	11
14	PROPRIETARY RIGHTS	12
15	INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES	13
16	CONFIDENTIALITY OF INFORMATION	13
17	COPYING OR ALTERATIONS	14
18	SECURITY AND CONTROL	15
19	TRAINING	15
20	CONFIDENTIAL INFORMATION	16
21	REPRESENTATIVES	16
22	PROGRESS MEETINGS	16
23	STAFF	16
24	TERMINATION	16
25	ASSIGNMENT	18
26	FORCE MAJEURE	18
27	INDEMNITY AND LIABILITY	19
28	WAIVER OF REMEDIES	19
29	SEVERANCE	19
30	ENTIRE AGREEMENT	19
31	BUSINESS CONTINUITY PLAN AND DISASTER RECOVERY	20
32	NOTICES	20
33	NATURE OF RELATIONSHIP	20
34	COSTS AND EXPENSES	20
35	TAXES	21

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36	EFFECTIVITY OF AGREEMENT	21
37	COUNTERPARTS	21
38	VARIATION	21
39	COMPLIANCE WITH RELEVANT LAW	21
40	LANGUAGE	21
41	PUBLIC ANNOUNCEMENTS	22
42	SCHEDULE	22
43	LAW	22

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THIS SERVICE AGREEMENT is made on 14th of October 2011 ("Effective Date")

BETWEEN:

(1)        TELUPAY (PHILIPPINES) INC., a corporation organized and existing under and by virtue of
             Philippine laws with principal offices located at 6th Floor Kings Court Building 2, 2129 Don
             Chino Roces Ave. corner Dela Rosa Street, Makati City, Philippines 1230 ("Service
             Provider"); and

(2)        UNITED COCONUT PLANTERS BANK, a banking corporation organized and existing under the laws of the Philippines with principal place of business at UCPB Bldg, 7907 Makati Ave.,
             Makati City, Philippines ("Client").

RECITALS:

The Service Provider has agreed to provide and for the Client to receive and use the TelUPay Services for the Client's mobile banking services and to provide the Maintenance Services on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1           Definitions and Interpretation

1.1       In this Agreement, including the Recitals, Annexes A, B and C:

"Acceptance Date" means the date on which the TelUPay System are accepted (or deemed to be accepted) by the Client pursuant to Testing and Acceptance as defined in Clause 5.

"Agreement" means this agreement together with the Annexes A, B and C and such additional documentation as is referred to in this Agreement and as annexed and signed as relative to this Agreement, as the same may be amended from time to time by agreement in writing between the Service Provider and the Client.

"Anniversary Year" means the day falling on the same date as that of the Effective Date exactly a year after, and come any anniversary date thereof.

"Business Day" means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Philippines.

"Current Release" means the version of the Telupay Services set out in Section (G) of Annex A.

"Delivery Date" means the delivery date specified in Section (D) of Annex A or such extended date as may be granted pursuant to Clause 26.

"Disaster Recovery Server" means the disaster recovery set-up required as a back-up server in case the Standard Server ceases to function due to unforeseen events, to consider common events, failures, and errors; local emergencies; and regional emergencies. The hardware and software of the disaster recovery set-up shall adapt the same specifications and applications to mirror the Standard Server set-up. The backup process defining how to use the backup and recovery server will be dependent on the back-up policy of the Client and will be the sole responsibility of the Client. The Client shall also be responsible for the maintenance and upgrade of the disaster recovery server. The Service Provider shall provide the same support service for the Disaster Recovery Server as that to be provided for the Standard Server under this Agreement.

"Effective Date" means the date of this Agreement.

"Equipment" means the combination of computer hardware, servers (including the Disaster Recovery Server and Standard Server, and any upgrade or replacement therefor) and equipment, telecommunications and/or network connections, security firewalls, commercial off-the-shelf (COTS) software, operating systems, and other resources, to include the licensing, insurance, warranty, maintenance service and/or sub-contracting of any and all third-party hardware and software necessary to support the Disaster Recovery Server and the Standard Server. The Service Provider, in behalf of the Client, shall advance the purchase of the Standard Server and the Client at its sole expense shall purchase, procure and supply the Equipment for the use of the TelUPay System, as identified in Schedule (B) of the Service Level Agreement.

"Information" refers to all information contained or embodied in the TelUPay System and the Specification and all information created, gathered or produced by use and/or maintenance of the same, including any and all information on the business and operations of the Client as defined in Clause 16.1

"Initial Period" means the initial period of this Agreement as specified in Section (H) of Annex A.

"Intellectual Property Rights" all vested, contingent and future intellectual property rights including but not limited to copyright, trade marks, service marks, design rights (whether registered or unregistered), patents, know-how, trade secrets, inventions, get-up, database rights and any applications for the protection or registration or these rights and all renewals and extensions of the same existing in any part of the world whether now known or in the future created to which a party may be entitled.

"Location" means the Client's area as specified in Section (E) of the Annex A where the Equipment is to be installed behind the Client's firewall.

"Maintenance Services" means the maintenance and technical support services as specified in the Service Level Agreement.

"Negotiation Period" has the meaning set out in the Duration of Services, Support and Maintenance as stated in Clause 11.2.

"New Release" means any improved version of the TelUPay Services that may be made available to the Client by the Service Provider from time to time, subject to the entry into by Service Provider and the Client of a new agreement with separate fees in respect of such new version.

"Services Documentation" means the services manuals, user instructions, technical literature and all other related materials in eye readable form supplied to the Client by the Service Provider for aiding the use of the TelUPay Services.

"Service Fee" means the fee for the TelUPay Services and other services or charges to be provided under this Agreement as specified in Section (A) of Annex A.

"Service Level Agreement" means that certain service level agreement as set out in Annex C, inclusive of its schedules, to be entered into on this same date between the Service Provider and the Client in respect of the TelUPay Services.

"Service Provider's Account" means the bank account of the Service Provider, if not provided by the Client and involves another bank, shall be nominated by the Service Provider to the Client in writing, into which the Client shall credit the Service Fees from time to time.

"Stored Software" means a copy of the Service Provider's master disk that comprises the TelUPay Services and any corrections, updates, patches and enhancements thereto, installed and implemented at the Client site, together with the relevant software listing, object code, source code and all other information and documentation that may be necessary to enable the Client to use the Telupay Services collectively;

"Specification" means the specification of the TelUPay Services describing the facilities and functions of each of them, as set out in the Scope of Service as defined and delineated in the Service Level Agreement.

"Standard Server" means the basic standard server set-up required for the delivery of the TelUPay Services, which the Service Provider shall advance the cost and purchase subject to reimbursement by the Client in terms provided in this Agreement.

"System Specification" means the required specification of the Standard Server and Equipment as specified in Schedule (B) of the Service Level Agreement. While the TelUPay Services would function on the "Minimum" system configuration within the stated performance range, the "Recommended" configuration helps ensure optimum system performance within the same performance range.

"TelUPay Services" means the utilisation of the TelUPay's mobile phone banking and internet banking services for short message service ("SMS") as may be necessary for the provision of the mobile phone banking and internet banking applications, including all updates, patches or enhancements thereto, maintenance and support services and other deliverables and information supplied by or on behalf of the Service Provider, which will enable specific transactions allowed by the Client's mobile phone banking services such as balance inquiry per account, fund transfer from own account to own account and to other account of same bank, buy airtime load, bill payment, update biller list, change mobile phone banking password, inquiry of mobile phone banking transactions. Client may opt later to amend TelUPay Services to add other TelUPay product or service offered as part of any of the  TelUPay Services subject to service agreements and fees.

"TelUPay System" means the TelUPay Services and the Services Documentation.

"Territory" shall mean the geographic area specified in Section (F) of Annex A.

"Training Plan" means the User Training Plan as specified in Schedule (C) of the Service Level Agreement.

"Use the TelUPay Services" means to load the TelUPay Services into and store and run them on the Standard Server and the Equipment in accordance with the terms of this Agreement.

"Use the TelUPay System" means to Use the TelUPay Services, to read and possess the Services Documentation in conjunction with the use of the TelUPay Services.

1.2       In this Agreement, including the Recitals:

(a)       reference to:

(1)       the singular includes the plural and vice versa;

(2)       a clause or schedule or annex are to a Clause of, or the Schedule to, or the Annex of this Agreement, references to this Agreement includes the Annexes and references to part or Section or Schedule to the corresponding Annex to this Agreement;

(3)       any gender includes other genders;

(4)       a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or established or carrying on business), unincorporated association, governmental entity and a partnership;

(5)       a party or the parties means a party or the parties to this Agreement;

(6)       a party includes its successors in title and permitted assigns;

(7)       "PHP" is to the lawful currency of the Philippines; and

(8)       this Agreement or to any agreement or document referred to in this Agreement shall be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated, or replaced from time to time.

(b)       the words "include", "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)       the words "other" and "otherwise" are not to be construed as being limited by any words preceding them; and

(d)       the headings to Clauses, the Schedules, and Sections of Annexes are to be ignored in construing this Agreement.

2           Products and services to be provided

2.1       Upon the terms and conditions set out in this Agreement, the Service Provider hereby agrees to:

(a)       deliver the TelUPay Services to the Client and install them on the Standard Server and the Equipment at the Location, and on the Disaster Recovery Server at the Location designated by the Client;

(b)       provide and confirm specifications for Equipment prior to Client's purchase or installation thereof;

(c)       provide training in terms of the Training Plan as provided in Schedule (C) of the Service Level Agreement

(d)       provide a soft copy of a set of services manual for the TelUPay Services containing sufficient information to enable proper use of all the facilities and functions set out in the Specification. Production and copying whole or part of the services manual is limited to the official use of the Client for its mobile phone banking, and any changes made on the manual made by the Client for release to its end-customers shall require prior written notice to the Service Provider, who shall be provided a copy of the proposed changes. Unless Client receives the Service Provider's written objection within two (2) working days from Service Provider's receipt of the notice, changes shall be deemed accepted by the Service Provider. Any copying, disclosure, distribution or reliance on this material by anyone other than the intended recipient is strictly prohibited;

(e)       deliver into escrow a copy of the Stored Software not later than thirty (30) days from the issuance of the Telupay Services Acceptance Certificate in accordance with an escrow agreement to be executed by the parties and designated escrow agent (the "Escrow Agreement"). The Service Provider shall likewise deliver into escrow any modifications, updates, patches or enhancements to the Stored Software within (__) days from the time any modification in the Telupay System is installed in the Equipment.

(f)       provide the Maintenance Services for the Client in accordance with the Service Level Agreement;

(g)       provide the other services described in this Agreement.

2.2       All readable materials are provided using the English language.

2.3       Only the Client's customers resident in the Territory may utilise the TelUPay Services made available by the TelUPay System. Client's customers travelling outside of the Territory may opt to use the TelUPay Services subject to the availability of the network connectivity and subject to the mobile network operator applicable roaming charges to be paid by the Client's customers.

3           Payment

3.1       The Service Fee and any charges due and settlement terms are set out in Section (A) and (B) of Annex A. The parties shall, on a best commercial efforts basis, adopt a fee structure that will maximize return for both parties.

3.2       The Service Fee and any additional charges for all Service Transactions, except for the Buy Airtime Load gross fees, payable by either party under this Agreement shall be invoiced every end of the month and paid within ten (10) calendar days after the receipt of the invoice for such fees and/or charges. The Buy Airtime Load gross fees for daily transactions shall be settled on a real-time basis.

3.3       The Service Fee and any additional charges payable to the Service Provider by the Client under this Agreement are inclusive of local Value Added Taxes (VAT), percentage taxes or withholdings (as applicable) which shall be paid by the Service Provider at the rate and in the same manner for the time being prescribed by applicable law.

3.4       The Service Provider shall open a deposit account with the Client for the settlement of its services fees and other charges paid by the Client.

3.5       All costs and expenses paid for SMS, MMS, IP Packet and other message or mobile transmission costs as well as utility costs such as power, telecommunications, etc. for all single and airtime load transactions, as enumerated in Section (A) of Annex (A), shall be for the exclusive account of the Client and/or its users, account holders and customers.

3.6       If any sum payable under this Agreement is not paid within ten (10) calendar days after the due date then (without prejudice to the party concerned other rights and remedies) the party concerned reserves the right to charge interest on such sum on a day-to-day basis (as well after as before any judgment) from the due date to the date of payment (both dates inclusive) at the fixed rate of 0.25% per annum or the bank's prevailing savings account interest rate, whichever is lower.. There shall be no requirement for the service of notice by the concerned party to the other party for interest to accrue.

3.7       The parties shall agree on the provision of any additional service not specified in the Service Level Agreement and the corresponding fees or charges thereof. Service Level Agreement.

4           Delivery and installation

4.1       On the Delivery Date the Service Provider shall deliver the TelUPay Services to the Client and install the same on the Equipment, including the Standard Server and the Disaster Recovery Server, at the Location.

5           Testing and Acceptance

5.1       Upon the terms and conditions set out in this Agreement, both parties hereby agree to to extend the scope of functional testing to cover the System Integrated Testing ("SIT"), the User Acceptance Testing ("UAT") and the Production Verification Testing ("PVT").

5.2       After installation of the TelUPay Services, the Service Provider shall immediately submit to the Client the test data which the Service Provider finds suitable to conduct the SIT of the TelUPay Services in accordance with the Specification.

5.3       Upon acceptance by both parties of the SIT test data provided by the Service Provider and the test protocols provided by the Client, both parties shall proceed to conduct the SIT to be completed within the schedule agreed upon by both parties in writing. The TelUPay Services shall not be deemed to have incorrectly processed such test protocols by reason of any failure to provide any facility or function not specified in the Specification.

5.4       After the SIT is completed and the SIT results are satisfactory to the Client, the Client shall sign the SIT Acceptance Certificate and submit to the Service Provider within twenty-four hours from acceptance of the SIT results in writing by both parties thru its respective representatives.

5.5       Upon completion of the SIT and following such similar procedure cited for SIT, both parties upon agreeing on the test data and protocols for each succeeding tests, shall proceed with the UAT in a test environment and upon the Client's signing and submission of the UAT Acceptance Certificate to the Service Provider shall proceed with the PVT conducted by employees of the Client using live mobile phone banking accounts within a controlled environment. Both the UAT and the PVT shall also be completed within the schedule agreed upon by both parties in writing.

5.6       After the PVT is completed and the PVT results are satisfactory to the Client, the Client shall sign and submit to the Service Provider the Final TelUPay Services Acceptance Certificate ("TelUPay Services Acceptance Certificate") to the Service Provider within twenty-four hours from acceptance of the PVT results in writing by both parties thru its respective representatives.

5.7       In the event that the Client decides to launch the TelUPay Services into commercial use prior to the completion of the PVT with or without the Client's issuance of the Final TelUPay Services Certificate of Acceptance, the Client is deemed to have issued the Final TelUPay Services Acceptance Certificate.

5.8       For the avoidance of doubt, the term "commercial use" means that any of the following has occurred:

(a)       The Client has already started collecting standard transaction fees from the users as defined in this Agreement.

(b)       The Client has made public that the operation of the TelUPay Services has commenced.

5.9       If the Client delays its performance of its obligations under this clause by reason of its fault or negligence and there is no contributory fault or negligence on the part of the Service Provider, then the Client will pay to the Service Provider all reasonable costs, actual damages and losses attributable to such delay.

6           Standard Server

6.1       The Service Provider shall advance the cost of and secure the purchase and procurement of the Standard Server according to the System Specification, to consist of the basic or standard servers but not to include any third-party operating systems and the Disaster Recovery Server(s) to be supplied by the Client.

6.2       Unless otherwise agreed upon by the parties in writing, all material and content provided by the Client in the Standard Server to be established and maintained for the TelUPay Services shall be solely and exclusively the Client's property and responsibility. The Service Provider and their personnel shall have no proprietary interest in such material provided by the Client.

6.3       Both parties shall agree in writing on the cost and supplier of the Standard Server and subject to concerned bidding process, if any, before any purchase is made. The cost of the Standard Server will be paid by the Client to the Service Provider within the one and half (1 ½) year period from the 90th day of commercial operation or launch of the Client's mobile phone banking using the TelUPay Services, with total sum of payment payable in six (6) quarterly payments, with actual payment received by the Service Provider within ten (10) days upon receipt by the Client of the invoice.

6.4       Ownership of the Standard Server shall remain with the Service Provider until fully reimbursed or paid for by the Client, at which time ownership shall be transferred to the Client.

6.5       The Client shall be responsible for the maintenance management of the Standard Server and ensure that the Standard Server is upgraded or replaced on a timely basis in order to meet actual or projected transaction volume and/or system load requirements. The Service Provider shall approve any upgrade or replacement of Standard Server according to System Specification.

6.6       The Client shall pay the cost of and secure the purchase, and procurement of any additional server(s) or hardware necessary for the upgrade or replacement of the Standard Server, ownership and maintenance of the upgrade or replacement shall remain with the Client.

6.7       If the Client delays its performance of its obligations under this clause by reason of its fault or negligence and there is no contributory fault or negligence on the part of the Service Provider, then the Client will pay to the Service Provider all reasonable costs, actual damages and losses incurred from the assignment of manpower to the Client which were unutilized due to such delay.

7           The Equipment

7.1       Except for the Standard Server and the Disaster Recovery Server, the cost of which shall be advanced by the Service Provider and reimbursed by the CLIENT in accordance with this Agreement, the Client shall source and provide the Equipment at its own expense and sole account and be responsible for ensuring that the Equipment meets the System Specification, that the Equipment is installed and fully operational at the Location on the Delivery Date, and that the Equipment is upgraded on a timely basis in order to meet actual or projected transaction volume and/or system load requirements.

If the Service Provider is delayed from performing its obligations under Clauses 4 and 5 by reason of any failure by the Client to ensure the same, then the Client will pay to the Service Provider the stand-by time of the resources who were unable to perform the required activity to be reckoned from the day after the supposed Delivery Date was expected until the day the actual delivery was done, applying the standard installation and development rate of each concerned activity within the standard period as defined in the Service Level Agreement.

The Service Provider may purchase the missing requirement for the Equipment to perform as per the specifications and be reimbursed by the Client. Both parties shall be required to review and agree in writing on the requirements, costs and fees prior to any purchase.

8           Warranty

8.1       The Service Provider warrants that the TelUPay Services shall conform to the facilities and functions set out in the Specification when used on the Standard Server and the Equipment and that the Services Documentation and the TelUPay Services will provide adequate instruction to enable the Client to make proper use of such facilities and functions.

8.2       One Hundred Eighty Days (180) calendar days after the issuance or the deemed issuance by the Client of the Final TelUPay Services Certificate of Acceptance or upon the day of commercial launch or commercial use whichever term may be appropriate, whichever is earlier, the warranty under this Clause shall cease and the terms and conditions of the Service Level Agreement shall take effect.

8.3       The entire liability of the Service Provider in respect of a breach falling within the Warranty in Clause 8.2 shall be limited to, at its own expense, remedy the defect or error of the existing functions or modules of the TelUPay Services as of Acceptance Date. The Service Level Agreement shall provide the support for the TelUPay Services, to include severity level definitions and response time as part of standard maintenance and technical support to the Client, as well as a penalty for the Service Provider's failure to comply with its obligations thereunder.

8.4       The warranty provided in Clauses 8.1 and 8.2 extend only to the Client as the original client. This warranty does not apply if the TelUPay Services and/or the TelUPay System:

(1)       have been altered, except by the Service Provider;

(2)       have not been installed, operated, repaired, or maintained by and in accordance with instructions supplied by the Service Provider; or

(3)       have been subjected to abnormal physical or electrical stress, misuse, negligence or accident.

Neither would the warranty in Clause 8.1 cover failures or errors arising from or caused in whole or in part by Client or third-party supplied hardware, software, telecommunications and/or network connections, security firewalls and/or services or when the Client fails to comply with its obligations under Clause 12.2 or when the upgraded or any replacement of the Standard Server and the Equipment provided by the Client fails to meet the System Specification.

For the avoidance of doubt, all hardware, software or any peripherals outside of the TelUPay Services however acquired are not subject to this warranty.

8.5       The Client acknowledges that it is the responsibility of the Client to ensure that the facilities and functions described in the Specification meet its requirements. The Service Provider shall not be liable for any failure of the TelUPay Services to provide any facility or function not in conformance with the Specifications.

~~8.6~~       With the exception of fault, negligence or wilful misconduct of the Service Provider or any third party acting on behalf of the Service Provider, the Service Provider shall not accept responsibility for any loss or damage, however caused, which the Client may directly or indirectly suffer in connection with the use of TelUPay System.

8.7       Save as expressly set out in Clause 8.1, the Telupay Services are provided on an "AS IS" and "AS AVAILABLE" basis without warranties of any kind, either express or implied, statutory or otherwise from future developments and changes in the facilities, release and features updates, which may come up as a result of evolving technologies.

8.8       To the extent permitted by applicable law, any condition or warranty that would otherwise be implied into this Agreement is hereby excluded. Where applicable law implies any condition or warranty, and that applicable law prohibits the Service Provider from excluding or modifying the application of, or the Service Provider's liability under, any such condition or warranty, that condition or warranty will be deemed included but the Service Provider's liability in relation to the Products and Services will be limited, for a breach of that condition or warranty, to either supplying the services again or payment of the cost of having the services supplied again, provided the breach is not caused by proven gross negligence or wilful misconduct of the Service Provider or any third party acting on behalf of the Service Provider in which case the Service Provider shall be liable for any loss or damage.

8.9       This warranty does not cover the damages to the Client's equipment and any loss of data resulting from accessing and/or downloading or use of any of the Telupay Services, provided that the TelUPay Services conforms with the Specifications and was accepted by the Client.

8.10       The Service Provider represents and warrants that it and its authorized representative have and shall continue to have full capacity and authority to enter into this Agreement and to carry out the transactions contemplated in this Agreement, and has taken and shall continue to take all action (including the obtaining of all necessary corporate approvals and governmental and/or regulatory licenses, permits and approvals) that are necessary or considered appropriate and advisable for the effective performance of its obligations under this Agreement in the Territory.

8.11       The disclaimers set out in this Clause 8, do not attempt or purport to exclude liability arising under applicable law if, and to the extent, such liability cannot be lawfully excluded.

9           Services

9.1       Subject to the terms and conditions set out in this Agreement, the Service Provider grants the Client a non-transferable authority to avail of and use the TelUPay Services, which TelUPay Services shall, in turn, be subject to periodic revision by the Service Provider to reflect changes accepted by the Client:

(a)       to the TelUPay System, and

(b)       in the specific TelUPay Services provided to the Client.

The various TelUPay Services provided by the Service Provider shall neither involve a grant of license for the use of its proprietary and/or Intellectual Property Rights nor will it involve a transfer of technological know-how and/or other property rights.

9.2       The Client shall Use the TelUPay System only for its own mobile phone banking services. Subject to Clause 25, or unless otherwise agreed in terms of this Agreement, the Client shall not permit, with the exception of the official use of the mobile phone banking services by its clients, any third party to use the TelUPay System nor use the TelUPay System on behalf of or for the benefit of any third party in any way whatsoever.

9.3       The Use of the TelUPay System is restricted to use on and in conjunction with the Standard Server and the Equipment save that:

(a)       if the TelUPay System cannot be used with the Standard Server and the Equipment because it is inoperable for any reason then the Client may request the Service Provider to install the TelUPay Services for use on any other Client provided standard server and equipment until such failure has been remedied and, that such standard server and equipment are under the direct control of the Client; and

(b)       the Client may with the prior written consent of the Service Provider (such consent not to be unreasonably withheld) Use the TelUPay System on and in conjunction with any replacement standard server and equipment (to be specified by type and serial number) if the Use of the TelUPay System on and in conjunction with the Standard Server and the Equipment are permanently discontinued. Upon such consent being given the replacement server shall become the Standard Server and the equipment shall become the Equipment for the purposes of the TelUPay Services.

The use of the TelUPay System on and in conjunction with such temporary or replacement equipment shall be at the sole risk and responsibility of the Client who shall indemnify the Service Provider against any loss or damage sustained or incurred by the Service Provider as a result. Without prejudice to the generality of the foregoing the Service Provider shall not (unless otherwise agreed in writing by the Service Provider) have any liability under this Agreement in connection with such use.

9.4       The Client shall not without the prior written consent of the Service Provider Use the TelUPay System in any other location other than the Location.

9.5       The Services shall not be deemed to extend to any programs or materials of the Service Provider other than the TelUPay System unless specifically agreed to in writing by the Service Provider.

9.6       The Client hereby acknowledges that it is authorised to Use the TelUPay System only in accordance with the express terms of this Agreement and not further or otherwise.

10         Scope of Services

10.1       The scope of services to be provided by the Service Provider to the Client pursuant to this Agreement shall be limited to the defined scope of delivery of the transaction services as stated in Section (A) of Annex (A) and as set out in the Service Level Agreement attached as Annex (C).

11         Duration of Services, Support and Maintenance

11.1       The TelUPay Services shall commence on the issuance or the deemed issuance of the Final TelUPay Service Acceptance Certificate and shall continue until the expiration of the Initial Period as defined in Annex "A" hereof unless terminated earlier in accordance with any of the provisions of Clause 24 or any other Clause of this Agreement.

11.2       The parties may agree to amend this Agreement at anytime during its effectivity or any renewals or extensions thereof. If a party wishes to amend the terms of this Agreement, the party wishing to make such amendments must notify the other party in writing of such suggested amendments, and the parties shall enter into negotiations in respect of the same for a period of two (2) calendar months ("Negotiation Period"). If the parties:

(a)       cannot reach an agreement on the suggested amendments within the Negotiation Period, and no party has served notice of non-renewal prior to the expiry of the respective Anniversary Year, then the Agreement shall continue for the next Anniversary Year on the same terms; or

(b)       do reach an agreement within the Negotiation Period on such amended terms, then the parties shall enter into a written supplemental agreement to this Agreement within one (1) calendar month after the expiry of the Negotiation Period, and the terms of this Agreement as amended by such supplemental agreement shall apply upon signing of the Supplemental Agreement by both Parties;

12         Maintenance Services

12.1       During the effectivity of this Agreement, the Service Provider shall provide the Client with the Maintenance Services in accordance with the Service Level Agreement.

12.2       Upon the Client's prior written consent, the representative/s of the Service Provider shall be allowed to enter the pre-identified premises of the Client or location or territory covered by the Client's network using the TelUPay System under reasonable conditions for maintenance, repairs, system health check in order to allow the performance of the TelUPay Services under this Agreement.

12.3       The Client shall provide all the necessary maintenance, warranty, insurance and support services for all servers, hardware and third-party operating systems required for the delivery of the TelUPay Services.

13         Client's obligations

13.1       During the effectivity of this Agreement the Client shall:

(a)       at all times, hold and secure appropriate business, government and/or regulatory licenses, permits, and approvals that are necessary or considered appropriate and advisable for the effective performance of its obligations under this Agreement in the Territory;

(b)       use only the Current Release of the TelUPay Services as updated from time to time, any New Release must be the subject of a separate agreement between the parties;

(c)       ensure that the TelUPay Services and the Equipment are used in a proper manner by competent trained employees only or by persons under their supervision;

(d)       keep full security copies of the TelUPay Services and of the Client's databases and computer records in accordance with best computing practice;

(e)       not to alter or modify the TelUPay Services or the Services Documentation in any way whatsoever, with the exception of the user manual guided by the provision of Clause 2.1(d) nor permit the TelUPay Services to be combined with any other to form a combined work;

(f)       not request, permit or authorise anyone other than the Service Provider or any of its approved panel of service providers, to provide any maintenance services in respect of the TelUPay Services or the Services Documentation;

(g)       co-operate fully with the Service Provider's personnel in the diagnosis of any error or defect in the TelUPay Services or the Services Documentation;

(h)       provide such telecommunication facilities and communications at the Client's expense as are reasonably required by the Service Provider and agreed upon by the Client for its conduct of activities for testing, diagnostic, audit or other purposes which shall be subject to agreement with the Client, ensure in the interests of health and safety that the Service Provider's personnel while on the Client's premises for the purposes of this Agreement are at all times accompanied by a member of the Client's staff familiar with the Client's premises and safety procedures;

(i)       use its best commercial efforts to market and promote the mobile phone banking services using the TelUPay Service to its users, account holders, customers and the general public for the entire duration of this Agreement;

(j)       use its best commercial efforts to launch its mobile phone banking services using the TelUPay Services to its users, account holders and customers within sixty (60) days from the Acceptance Date (deemed or otherwise) set out in Clause 5 subject to regulatory approval;

(k)       use its best commercial efforts to integrate the TelUPay Services throughout its business network; and

(l)       permit the TelUPay Services' automatic generation and transmission of daily transaction reports, summaries, and other operating results for the Services to the Service Provider, the content of which shall be subject to review and approval by the Client.

14         Proprietary rights

14.1       The TelUPay System and the copyright and other Intellectual Property Rights of whatever nature in the TelUPay System are and shall remain the property of the Service Provider and the Service Provider reserves the right to provide or authorise the use of the Services and/or the TelUPay System by third parties.

14.2       The Client shall immediately notify the Service Provider if the Client becomes aware of any unauthorised use of the whole or any part of the TelUPay System by any person.

14.3       Subject to pertinent governmental rules and procedures and prior written notice to Client, the Service Provider shall be permitted to conduct check-up visits to check the Use of the TelUPay System by the Client in accordance with a pre-agreed schedule.

14.4       The Client accepts and acknowledges that the TelUPay System has significant value to the Service Provider, and that should the Client wish to use or set up a competitive business that this would cause the Service Provider considerable loss, accordingly the Client agrees and undertakes to the Service Provider that it shall not, directly or indirectly, alone or jointly with any other person, and whether as a shareholder, partner, director, principal, consultant or agent

(a)       for a period of two (2) years starting on the date of termination of this Agreement, and to the detriment of the Service Provider or its business, induce or endeavour to induce any of the Service Provider's other clients to cease to use, or to restrict or adversely to vary the terms of their respective agreements; and

(b)       for a period of two (2) years starting on the date of termination of this Agreement, induce or endeavour to induce, any employee of the Service Provider or its group of companies to leave his/her position, whether or not such person would commit a breach of his/her contract by so leaving.

The Parties hereby acknowledge that this Clause shall not be construed as a restriction on the prerogative of the Client to develop its own mobile phone banking facility or enter into similar arrangement for the provision of mobile phone banking services with other entities or partners.

Each of the parties agree that all and any of the party's rights under this Agreement may be specifically enforced by preliminary and permanent injunction, it being acknowledged that a breach of any of those rights might cause injury in respect of which damages would not provide an adequate remedy.

15         Intellectual property rights of third parties

15.1       In the event that the use of the TelUPay System is claimed to infringe on the intellectual property rights of third parties, the Service Provider shall replace or change all or any part of the TelUPay Services and/or the TelUPay System in order to avoid or rectify such infringement.

15.2       In any claim that the normal use or possession of the TelUPay Services and/or the TelUPay System infringes the Intellectual Property Rights of a third party, the Client shall not oppose, interfere or prejudice the Service Provider's defence. The Servicer Provider shall indemnify, defend and hold harmless CLIENT and CLIENT's directors, officers, employees, agents, successors and assigns, from and against all claims, demands, actions, suits, judgments, losses, damages, costs and expenses, including court costs and reasonable attorneys' fees, incurred as a result of any claim or action that the Telupay System infringe the patent, copyright, trademark, trade secret or other intellectual property right or proprietary right of a third party.

16         Confidentiality of Information

16.1       Both parties undertake to treat as confidential and keep secret all information contained or embodied in the TelUPay System and the Specification and all information created, gathered or produced by use and/or maintenance of the same, including any and all information on the business and operations of the Client (collectively the "Information").

16.2       Either of the parties shall not without the prior written consent of the other Party divulge any part of the Information to any person except:

(a)       the party's own employees, and then only to those employees who need to know the same;

(b)       the party's auditors, tax authorities, regulators, and any other persons or bodies having a right, duty or obligation to know the business of the party and then only in pursuance of such right, duty or obligation; or

(c)       any person who is from time to time appointed by the either party to maintain any equipment on which the TelUPay Services are being used, and then only to the extent necessary to enable such person properly to maintain such equipment.

16.3       Both parties undertake to use its reasonable endeavours to ensure that the persons and bodies mentioned in Clause 16.2 are made aware prior to the disclosure of any part of the Information that the same is confidential.

16.4       The Client agrees that the Service Provider will not be held jointly and severally liable with the Client for any violation of R.A. No. 1405, the Bank Deposit Secrecy Law, since the Service Provider will not have any access to account information of the Client's customers;

16.5       Either Party shall promptly notify the other party if either becomes aware of any breach of confidence by any person to whom they divulge all or any part of the Information and shall give the other all reasonable assistance in connection with any proceedings, which they may institute against such person for breach of confidence.

16.6       The Client and the Service Provider will grant the Bangko Sentral ng Pilipinas (BSP) access to the operations of the Service Provider in order to review the same~~.~~

16.7       The Client and the Service Provider shall immediately take the necessary corrective measures to satisfy the findings and recommendations of BSP examiners and those of the internal and/or external auditors of the Client and/or the Service Provider.

16.8       The foregoing obligations as to confidentiality shall remain in full force and effect notwithstanding any termination of the TelUPay Services or this Agreement.

17         Copying or alterations

17.1       The Client may not make any copies of the TelUPay System. The TelUPay System shall be the property of the Service Provider and the Client shall ensure that the TelUPay System in the possession of the Client shall always bear the Service Provider's proprietary notice.

17.2       The Client hereby undertakes not to alter or modify the whole or any part of the TelUPay System in any way whatsoever, with the exception of the user manual guided by the provision of Clause 2.1(d), nor permit the whole or any part of the TelUPay System to be combined with or become incorporated in any other programs, nor decompile, disassemble or reverse engineer the same, nor attempt to do any of such things, except if the Stored Software for the Telupay System is released to the Client under the conditions provided in the Escrow Agreement.

18         Security and control

18.1       The Client shall during the duration of the TelUPay Services effect and maintain adequate bank-grade security standards for commercial operations that conduct similar business operations to that of the Client to safeguard the TelUPay System from access or use by any unauthorised person by:

(a)       ensuring that Information is only transmitted to those of its officers and employees who need to know the Information, who are properly informed of the confidential nature of the Information, whose names and titles have been previously disclosed in writing to the Service Provider, and, who have agreed beforehand in writing to abide by the terms and conditions of this Clause 18. The Service Provider reserves the right, in its sole discretion, to withhold access to and/or disclosure of all or part of the Information to any person or entity in cases where it considers such disclosure may compromise the confidentiality, secrecy and/or integrity of the Information;

(b)       maintaining a secure location at the Location identified to the Service Provider in which Information shall be stored. Such secured location shall be accessible only by authorised employees who shall be required to sign in and out each time such employees visit such secured location. When Information is not in use, such information shall be stored in a locked safe at such secured location provided that the Service Provider shall have reasonable access to the same subject to prior notice to the Client and a pre-agreed schedule. The Client may store Information at more than one secure location with the prior written approval of the Service Provider, such approval not to be unreasonably withheld or delayed;

(c)       maintaining a security log of periodic tests of security, distribution of Information from one secure location to another (if applicable), and breaches of security at all secure locations;

(d)       maintain sole control of its network and physical facilities;

(e)       subject to pertinent governmental rules and regulations, and the Client's internal policies and procedures, allow the Service Provider and their respective employees and agents access to any of the Client's premises where the Client's servers or data centers housing all or part of the TelUPay System are located, in order to conduct tests and audits to verify the security of the Information; and

(f)       to promptly report to the Service Provider any theft or attempted theft or any loss of Information from the Client's possession, and co-operate with the Service Provider to immediately investigate the events or potential events, to regain possession of the stolen, lost or disclosed Information and to prevent its further unauthorised use or disclosure.

18.2       With respect to the Information, each party shall be equally responsible for any breach of Clause 18.1 by its affiliates, partners, sub-contractors, consultants, agents, employees, customers, representatives, former affiliates, former agents, former employees, former customers, and former representatives.

19         Training

19.1       The Service Provider, either on its own or through its duly authorized representative/s, shall provide training in the use of the TelUPay Services for the staff of the Client in accordance with the Training Plan as defined in Schedule (C) of the Service Level Agreement.

19.2       Any additional training required by the Client shall be provided by the Service Provider in accordance with the latter parties' standard scale of charges defined in Annex A.

20         Confidential information

20.1       The Service Provider and the Client shall treat as confidential all information supplied to each other under this Agreement which is designated as confidential by each of them or which is by its nature clearly confidential provided that this Clause shall not extend to any information which was rightfully in the possession of any of them prior to the commencement of the negotiations leading to this Agreement or which is already public knowledge or becomes so at a future date (otherwise than as a result of a breach of this Clause). No party shall divulge any confidential information to any person except to its own employees and then only to those employees who need to know the same. Each party shall ensure that its employees are aware of and comply with the provisions of this Clause. The foregoing obligations shall survive any termination of the Services or this Agreement.

21         Representatives

21.1       Each party shall nominate in writing upon the signing of this Agreement the person who will act as its representative (as noted in Section of (I) of Annex A) for the purposes of this Agreement and who will be responsible for providing any information which may be required by any party to perform its obligations under this Agreement.

22         Progress meetings

22.1       The parties shall procure that their respective representatives will meet (either physically or by way of telephone or video conference facilities) at least once a month between the date of this Agreement and the Acceptance Date to discuss and minute the progress of the TelUPay Services.

23         Staff

23.1       The TelUpay Services shall be provided by the employees of the Service Provider named in the Service Level Agreement or such other persons as may be approved by the Client in writing from time to time, such approval will not be unreasonably withheld or delayed.

24         Termination

24.1       The Service Provider may, subject to formal notice to Client, with immediate effect, terminate this Agreement in the event that the Client breaches any of Clauses 3.2, 9.2, 13.1(a) 13.1(e), 14, 16 , 17, 18 or 20. Upon the occurrence of any such event, the TelUPay Services and/or the TelUPay System shall immediately be terminated and the Service Provider, its authorized employees and agents, shall, subject to pertinent governmental rules and regulations, and within 30 calendar days from Client's receipt of the notice of termination of this Agreement, be entitled to enter any of the Client's premises where the Client's servers or data centers housing all or part of the TelUPay Services and/or TelUPay System are located at reasonable times during a Business Day, to ensure that the Client may no longer have use or possession of the TelUPay System.

24.2       Subject to Clause 24.1:

(a)       where either the Service Provider or the Client has materially breached this Agreement, the aggrieved party may give the breaching party a notice of such breach, allowing the party that has breached to cure such breach (where capable) within thirty (30) days following the date of such notice. If such breach is not cured within such period, then the Agreement will automatically terminate without the need for further notice. Where the party required to cure the breach does not send to the other party a written notice demonstrating an intention to cure the breach within thirty (30) days following the date of the initial breach notice, the Agreement may be terminated immediately by sending another notice after the lapse of the said thirty (30) days; and/or

(b)       in the event that either the Service Provider or the Client is facing bankruptcy, insolvency or winding-up proceedings or entering into compulsory or voluntary liquidation or dissolution, or is merged or consolidated with other entities or undergoes change in ownership or control or is convening a meeting of its creditors (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction), or makes any assignment for the benefit of its creditors, or has an administrator, manager, trustee, receiver or liquidator appointed for all or any part of its business or assets, or ceases for any reason to carry on its business or is unable to pay its debts, or if the Service Provider ceases support for the TelUPay System due to no fault of the Client, or if the Service provider sells or transfers its right, title and interest in and to the TelUPay System to any third party other than in connection with the sale of substantially all of the Service Provider's assets, then this Agreement will automatically terminate without the need for further notice.

Upon the occurrence of the grounds for termination provided in Clause 24.2(b) on the part of the Service Provider, the Client shall acquire access to and be allowed to use the source code for the TelUPay System in accordance with the terms of the Escrow Agreement for the continued operation of its mobile phone banking service and shall have the right of first refusal to purchase the TelUPay Services or the TelUPay System.

24.3       For the purposes of Clause 24.2(a), a breach shall be "material" if the breaching party acts in a manner that is prohibited by this Agreement or fails to perform an obligation required under this Agreement, which act or failure results in or would likely result in substantial commercial, reputational, and/or financial loss to the aggrieved party, or constitutes a threat to or violation of the aggrieved party's rights and interest over confidentiality, ownership, integrity or security of the aggrieved party's operations or business or any or all of the TelUPay Services and/or the TelUPay System.

24.4       Except as provided in Clause 24.2 of this Agreement, on termination of this Agreement, and subject to the right of first refusal to purchase granted to the Client:

(a)       the Client shall cease and desist from implementing, using, or operating the TelUPay Services and/or the TelUPay System; and

(b)       The Client shall also cause the TelUPay Services to be removed from the Standard Server and the Equipment and shall certify to the Service Provider that the same has been done the Client shall immediately return to the Service Provider the TelUPay System and all copies of the whole or any part of the same or, if requested by the Service Provider, shall destroy the same and certify in writing to the Service Provider that they have been destroyed.

24.5.       In case of termination of this Agreement within the Initial Period as defined in Clause H of Annex A hereof due to the Service Provider's material breach of its obligations, the Service Provider shall reimburse the Client the amount of One Million Seven Hundred Thousand Pesos (P1,700,000.00), Philippine Currency, representing the total project cost for the acquisition of the TelUPay System.

24.6.        Any termination of the TelUPay Services or this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of any party nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

25         Assignment

25.1       This Agreement is personal to the parties and, subject to Clause 25.2 or as otherwise expressly provided, neither this Agreement nor any rights, authorities or obligations under it, may be assigned or transferred by any party without the prior written approval of the other party, which approval shall not be unreasonably withheld.

25.2       Notwithstanding the foregoing, either the Service Provider or the Client may assign its rights and authorities and transfer its obligations under this Agreement to any acquirer of all or of substantially all of such party's equity securities, assets or business relating to the subject matter of this Agreement or to any entity controlled by, that controls, or is under common control with a party to this Agreement. Any attempted assignment or transfer in violation of this Clause 25 will be void and without effect.

25.3       The Service Provider hereby grants the Client the right of first refusal to purchase the TelUPay Services and/or the TelUPay System.

26         Force majeure

26.1       Notwithstanding anything else contained in this Agreement, no party shall be liable for any delay in performing its obligations under this Agreement if such delay is caused by circumstances beyond its reasonable control (including without limitation any delay caused by any act or omission of the other party) provided however that any delay by a sub-contractor or supplier of the party so delaying shall not relieve that party from liability for delay except where such delay is beyond the reasonable control of the sub-contractor or supplier concerned. Subject to the party so delaying promptly notifying the other party in writing of the reasons for the delay (and the likely duration of the delay), the performance of such party's obligations shall be suspended during the period that said circumstances persist and such party shall be granted an extension of time for performance equal to the period of the delay. Save where such delay is caused by the negligent act or omission of the other party (in which event the rights, remedies and liabilities of the parties shall be those conferred and imposed by the other terms of this Agreement and by law):

(a)       any costs arising from such delay shall be borne by the party incurring the same; and

(b)       as between the Service Provider and the Client only, either party may, if such delay continues for more than thirty (30) days, terminate this Agreement immediately on giving notice in writing to the other in which event neither party shall be liable to the other by reason of such termination.

27         Indemnity and Liability

27.1       An offending party shall indemnify the aggrieved party and keep the aggrieved party fully and effectively indemnified on demand against any loss of or damages to any property or injury to or death of any person caused by any negligent act or omission or wilful misconduct of the offending party, its employees, agents or sub contractors.

27.2       The Service Provider shall be responsible for the maintenance, accuracy or good running of the Current Release of the TelUPay Services

27.3       The Service Provider shall not be liable to the Client for any loss arising out of any failure by the Client to keep full and up to date security copies of the computer programs and data it uses.

27.4       The Service Provider shall not be liable to the Client's or its users' failure to provide the Service Provider with timely and accurate data or information, if applicable; and/or the Client's failure to keep user passwords or account details secure and confidential.

These limitations on the Service Provider's liability to the Client and its users shall apply whether or not the Service Provider has been advised of or should have been aware of the possibility of any such losses arising.

28         Waiver of remedies

28.1       No forbearance, delay or indulgence by any party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party nor shall any waiver of its rights operate as a waiver of any subsequent breach and no right, power or remedy set out in this Agreement, conferred upon or reserved for any party is exclusive of any other right, power or remedy available to that party and each such right, power or remedy shall be cumulative.

29         Severance

29.1       In the event that any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable or indications of the same are received by any of the parties from any relevant competent authority then the parties shall amend that provision in such reasonable manner as achieves the intention of the parties without illegality or at the discretion of the Service Provider it may be severed from this Agreement and the remaining provision of this Agreement shall remain in full force and effect.

30         Entire agreement

30.1       This Agreement supersedes all prior agreements, arrangements and understandings between the parties and constitutes the entire agreement between the parties relating to the subject matter of this Agreement. No addition to or modification of any provision of this Agreement shall be binding upon either the Service Provider or the Client unless made by a written instrument signed by a duly authorised representative of the said parties.

31         Business Continuity Plan and Disaster Recovery

31.1       The parties agree on a Business Continuity Plan and Disaster Recovery more particularly described in Schedule (F) of the Service Level Agreement. Disaster recovery sites shall be placed in operation in the event that operations at either the Client's or the Service Provider's primary business locations cannot be accessed or restored within seventy-two (72) hours from the occurrence of a force majeure event or any unresolved interruption of the TelUPay Services. Commission of the respective disaster recovery sites shall be jointly undertaken and coordinated by the parties' respective crisis management teams.

31.2       Notwithstanding the provision of Section 25, the Service Provider shall continue to perform its obligations under this Agreement notwithstanding a change in its ownership, assignment or attachment of assets, or the rendering of a judgment of insolvency or the appointment of a receiver, within 3 months following such incident or until such a time as the Client is able to secure the services of another Service Provider or put in place necessary measures to render the services under this Agreement whichever is earlier. Pursuant to this, the Service Provider shall give its full cooperation and support to the Client including transition assistance to assure an orderly and efficient transfer

32         Notices

32.1       Where this Agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with the following provisions of this Clause 32.

32.2       Any notice or communication to be given or made under or in connection with this Agreement must be in the English language and may be delivered or sent by post, fax or email to the postal address, fax number or email address set out for each party in the respective signature blocks of this Agreement.

32.3       Any notice or other communication so delivered or sent shall be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Business Day and 9.00 a.m. on the next Business Day it shall be deemed to have been served at 9.00 a.m. on the second of such Business Days.

32.4       Where either party has given notice to the other of any different postal address, fax number or email address to be used for the purposes of this Clause 32, then such different address or number shall be substituted for those set out on the respective signature blocks.

33         Nature of relationship

33.1       This Agreement shall not constitute or imply any partnership, joint venture, agency, fiduciary, employment or other relationship between the parties other than the contractual relationship expressly provided for in this Agreement.

34         Costs and expenses

34.1       Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

35         Taxes

35.1       The parties each agree to be fully responsible for their respective tax liabilities, obligations and consequences (including, without limitation, reporting and payment obligations) arising from the transactions set out in Section (A) of Annex (A). No party shall have any liability or obligation to any other party for the proper reporting, calculation, assessment or payment of any taxes, fines or penalties that may be required of or assessed against any other party.

35.2       Where so required by applicable laws, the Client shall deduct the appropriate withholding taxes, if any, due on the fees due to the Service Provider under this Agreement prior to their deposit in the Service Provider's account and shall promptly issue the corresponding certificates of withholding of taxes in favour of the Service Provider. The quoted rates applicable herein are net of value added taxes (VAT) and/or percentage taxes. VAT and/or percentage taxes, if any, are for the sole and exclusive account of the Client payable to the Service Provider together with the payment of the service fees.

36         Effectivity of Agreement

36.1       This Agreement shall commence on the Effective Date and shall subsist for a period of five (5) years. Subject to the provisions of Clause 11.2, the parties may amend the terms of this Agreement within the Initial Period (as defined in Annex A hereof) or subsequent renewals or extensions thereof.

36.2       Unless a party serves a written notice of termination or non-renewal upon the other party six (6) months prior to the expiration of the Initial Period or any extension thereof, this Agreement shall be deemed automatically renewed and/or extended on a year-to-year basis.

37         Counterparts

37.1       This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

38         Variation

38.1       No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Service Provider and the Client.

39         Compliance with relevant law

39.1       All parties will comply with all applicable laws, rules and regulations in respect of all activities conducted under this Agreement.

40         Language

40.1       This Agreement is made only in the English language. If there is any conflict in the meaning between the English language version of this Agreement and any version or translation of it in any other language, the English language version shall prevail.

41         Public announcements

41.1       Subject to Clauses 41.2 and 41.5, no party may make any press release or other public announcement about this Agreement or the transactions contemplated by it, or discloses any of the terms of this Agreement, except with the prior written consent of the Service Provider and the Client, which consent shall not be unreasonably withheld.

41.2       The Client shall allow the marketing logo tag "powered by TelUPay logo - Making Money Mobile" to be included in the Client's mobile banking applet, promotional or marketing ad and other publicity or press materials either in SMS, MMS, online, print, broadcast, or in any other format or activity, in promoting the Client's mobile banking services, and to allow such materials/medium to be featured in the Service Provider's website, promotional and marketing materials

41.3       The Client agrees to be featured in the website of the Service Provider as its client upon Effective Date, and shall provide basic information such as its logo and brief background to the Service Provider.

41.4       Clause 41.1 shall not apply to:

(a)       any disclosure made by with the consent of the other parties;

(b)       any disclosure made by a party to its professional advisers; or

(c)       to any announcement or disclosure required by the laws of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction.

41.5       Pursuant to this Clause 41, both parties shall ensure that any disclosure to any professional adviser, engaged in publicity and promotions, is made aware of the obligations of confidentiality contained in this Agreement.

42         Schedule

42.1       The provisions of the Schedule form part of this Agreement as if set out here.

43         Law

43.1       This Agreement shall be governed by Philippine laws. Any dispute which may arise between the parties concerning this Agreement shall be determined as follows:

(a)       If the dispute shall be of a technical nature relating to the functions or capabilities of the TelUPay System or any similar or related matter, then such a dispute shall be referred for final settlement to an expert nominated jointly by the parties. Such expert shall be deemed to act as an expert. The expert's decision shall (in the absence of clerical or manifest error) be final and binding on the parties and whose costs shall be borne between the parties in equal shares unless he determines that the conduct of a party is such that such party should bear all of such fees; or

(b)        in any other case the dispute shall be determined by the regular courts of the Republic of the Philippines sitting in Makati City to the exclusion of all other courts.

The parties have executed and delivered this Agreement on the date set out on the first page of this Agreement.

IN WITNESS WHEREOF, the parties hereto hereby cause their respective authorized representatives to affix their respective signatures this 11th day of October, 2011 at the City of Makati

For TelUPay (Philippines) Inc.	For UCPB:
Jose Luis Romero-Salas	Ramon B. Tañafranca
President/CEO	Executive Vice President
Information & Technology Management Group

Norman Martin C. Reyes
Senior Vice President
Marketing Group
Witness:
Rosarito Carrillo	Melvin P. Guanzon
Director	Senior Vice President
Division Head, Information & Technology Management Group

ACKNOWLEDGEMENT

REPUBLIC OF THE PHILIPPINES	)
MAKATI CITY	) S.S.

Before me, a Notary Public, for and in __________________, personally came and appeared the following:

NAME	VALID GOVERNMENT ID	DATE/PLACE ISSUED
Ramon B. Tañafranca
Norman Martin C. Reyes
Jose Luis Romero-Salas
Melvin P. Guanzon
Rosarito Carrillo

known to me to be the same persons who executed the foregoing Confidentiality and Non-Disclosure Agreement, consisting of five (5) pages, including this Acknowledgement page, signed by the parties and the witness on all pages, and the parties to the instrument acknowledged to me that the same is of their own free will and voluntary act and deed and of the corporations herein represented.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal this __th day of ______________ 2011 at _________________.

Doc. No. ________;

Page No. ________;

Book No. ________;

Series of 2011.

ANNEX A

A.   SERVICE FEE

a.   The parties, on a best commercial efforts basis, have agreed to the following Service Fee payable by the Client to the Service Provider:

DESCRIPTION	SINGLE TRANSACTION FEE Payable to TELUPAY (VAT Inclusive)
(in PHP)
BALANCE INQUIRY per acct	0.80
FUND TRANSFER	0.80
Own Account to Own Account	0.80
Other Account Same Bank	0.80
BUY AIRTIME LOAD	0.80
BILLS PAYMENT	0.80
UPDATE LIST	Free
CHANGE MPIN	Free
HISTORY
3 TXN	0.60
6 TXN	1.65
9 TXN	2.25

b.   Single Transaction Fee. For every single transaction completed, the Client shall pay a fixed service fee plus applicable taxes to the Service Provider. All SMS, MMS, IP Packet and other message or mobile transmission costs for said transactions shall be for the exclusive account of the Client and/or its users, account holders and customers;

c.   3rd Party Service Fee.

i.     For every single completed Buy Airtime Load transaction, an additional service fee equivalent to seventy (70) percent of the Airtime Load agent's fee before deduction of applicable taxes or SMS mobile transmission cost (the "gross agent's fee") shall be collected by the Service Provider.

ii.    For every single completed Buy Airtime Load transaction, the Service Provider shall pay a service fee equivalent to thirty (30) percent of the gross agent's fee to the Client.

iii.   The Service Provider shall provide the Client in writing the actual gross agent's fee as well as any changes or updates, provided in the respective agreements to be concluded with the third party vendor and biller concerned.

iv.    In the event that additional third party services are availed and provided in separate agreement(s) to be concluded with the third party vendor(s) concerned, the Client and the Service Provider shall agree in writing on the service fee amount for each and every successful individual collection and/or payment transaction for such additional third party vendors.

d.   All costs and expenses paid for SMS, MMS, IP Packet and other message or mobile transmission costs as well as utility costs such as power, telecommunications, etc. used by the Client shall be for the exclusive account of the Client and/or its users, account holders and customers.

e.   In case of any increase in the Service Fee or rates charged and collected by the Client from any users, account holders or customers of the Client or any other persons or entities through the Client for the delivery of the TelUPay Services, the parties agree to the same automatic proportional increase in the Service Fee payable to the Service Provider unless otherwise agreed upon by the parties in writing.

B.   MANTENANCE SERVICE FEES

a.   Annual Maintenance Service Fee - waived for the first 5 years

b.   For SW Development works outside of the SLA or Change Orders

i.     Dev Engr. - P8,000 per day

ii.    Project Mgmt - 10% of total Development Engr.

C.   PAYMENT

a.   The Client and the Service Provider shall agree in writing on the settlement procedure. Any and all percentage taxes, value added taxes, etc. (which excludes any Income Tax payable by the Service Provider under applicable laws) due on the Service Fee and any SMS mobile transmission cost shall be for the exclusive account of the Client.

b.   For all Buy Airtime Load transactions, the Client shall provide real-time settlement of the Gross Airtime Load fee to be credited in the Service Provider's UCPB bank account for payment of said transaction.

c.   For the settlement of the Client's share of the gross agent fee in relation to the Buy Airtime Load, the Service Provider agrees to a monthly settlement of said fees on every 10th banking day after the end of the invoiced calendar month.

d.   For all Service Fees of completed single transactions and other charges, other than the Buy Airtime Load fees, the Client agrees to a monthly settlement of said fees due to the Service Provider on every 10th banking day after the end of the invoiced calendar month.

e.   The Service Provider shall provide automated transaction summary system accounting every transaction successful completed which can be reconciled on a daily basis, or any other period agreed upon by both parties.

D.   DELIVERY DATE

a   [Insert Date]

E.   LOCATION

a.   Standard Server: 7907 Makati Avenue, Makati City

b.   Disaster Recovery Server: UCPB Aurora Branch, Aurora Blvd.,Quezon City

or such other address as may be subsequently by CLIENT

F.   TERRITORY

a.   The Republic of the Philippines

G.   TELUPAY SERVICES VERSION

a.   [001003.001.788] Current Version

H.   INITIAL PERIOD -

a.   This Agreement shall commence on the Effective Date and shall subsist for a period of five (5) years. Unless a party serves a written notice of termination or non-renewal upon the other party prior to the expiration of the Initial Period or any extension thereof, this Agreement shall be deemed automatically renewed and/or extended on a year-to-year basis.

I.   Representative

a.   For Service Provider:

Name	: Rosarito D. Carrillo
Position	: Director
Contact Number(s)	: 659-7595
Email	: Rosette.Carrillo@telupay.com

b.   For Client

Name	: Charina C. de la Cruz
Position	: Assistant Vice President / Product Manager
Contact Number(s)	: 811-9492
Email	: ccdelacruz@ucpb.com

ANNEX B

AIRTIME LOAD SUMMARY OF GROSS AGENT'S FEES

TelUPay Fee	70%	of Agent's Fee
UCPB Fee	30%	of Agent's Fee

Product	Gross Airtime Load Fee in Php	Gross Agent's Fee ( in %)	Gross Agent's Fee (AF) in Php	UCPB (30% of AF) in Php	TELUPAY (70% of AF) in Php
Smart eLoad	30	10.00%	3.00	0.90	2.10
	50	10.50%	5.25	1.58	3.68
	60	10.50%	6.30	1.89	4.41
	100	10.50%	10.50	3.15	7.35
	115	10.50%	12.08	3.62	8.45
	200	10.50%	21.00	6.30	14.70
	300	10.50%	31.50	9.45	22.05
	500	10.50%	52.50	15.75	36.75
				-	-
Globe AMAX	15	10.00%	1.50	0.45	1.05
	20	10.00%	2.00	0.60	1.40
	25	10.00%	2.50	0.75	1.75
	26	10.00%	2.60	0.78	1.82
	29	10.00%	2.90	0.87	2.03
	30	10.00%	3.00	0.90	2.10
	33	12.00%	3.96	1.19	2.77
	35	12.00%	4.20	1.26	2.94
	40	12.00%	4.80	1.44	3.36
	42	12.00%	5.04	1.51	3.53
	45	12.00%	5.40	1.62	3.78
	47	12.00%	5.64	1.69	3.95
	50	12.00%	6.00	1.80	4.20
	52	12.00%	6.24	1.87	4.37
	55	12.00%	6.60	1.98	4.62
	58	12.00%	6.96	2.09	4.87
	60	12.00%	7.20	2.16	5.04
	67	12.00%	8.04	2.41	5.63

	75	12.00%	9.00	2.70	6.30
	77	12.00%	9.24	2.77	6.47
	85	12.00%	10.20	3.06	7.14
	90	12.00%	10.80	3.24	7.56
	94	12.00%	11.28	3.38	7.90
	100	12.00%	12.00	3.60	8.40
	150	12.00%	18.00	5.40	12.60
				-	-
Sun Xpressload	20	10.00%	2.00	0.60	1.40
	25	10.00%	2.50	0.75	1.75
	30	10.00%	3.00	0.90	2.10
	50	13.00%	6.50	1.95	4.55
	100	13.00%	13.00	3.90	9.10
	150	13.00%	19.50	5.85	13.65